Mail Stop 3030

                                                               September 14,
2018

     Via E-mail
     Jamie S. Miller
     Senior Vice President and Chief Financial Officer
     General Electric Company
     41 Farnsworth Street
     Boston, Massachusetts 02210

            Re:    General Electric Company
                   Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 23, 2018
                   File No. 001-00035

     Dear Ms. Miller:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosure, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Amanda
Ravitz

                                                               Amanda Ravitz
                                                               Assistant
Director
                                                               Office of
Electronics and Machinery


     cc:    Christoph A. Pereira, Esq.
            Vice President, Chief Corporate, Securities & Finance Counsel